U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                   ---------------------------
                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

                          (Check One):

[   ] Form 10-K          [   ] Form 20-F     [   ]  Form 11-K
[ X ] Form 10-Q          [   ] Form N-SAR    [   ]  Form 10-KSB
[   ] Form 10-QSB

For Period Ended: June 30, 2001         SEC File Number: 000-27945
[   ] Transition Report on Form 10-K    CUSIP Number: 04349Y 10 7
[   ] Transition Report on Form 20-F
[   ] Transition Report on Form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition Report on Form N-SAR
[   ] For the Transition Period Ended:


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PART I - REGISTRANT INFORMATION

                    ASCENDANT SOLUTIONS, INC.
                    (Full Name of Registrant)


                   13727 Noel Road, Suite 500
             (Address of Principal Executive Office)


 Dallas, Texas                                           75240
(City and State)                                       (Zip Code)


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PART II - RULES 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

[X]  (a)  The reasons described in reasonable detail in Part
          III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
     (c)  The accountant's statement or other
          exhibit required by rule 12b-25(c) has been attached, if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-Q could not be filed within the prescribed time period.


In light of the Registrant's substantial reduction in size and scope of operations during the second quarter, the Registrant requires additional time to complete various accounting matters and obtain the required independent auditor review of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.
Registrant therefore requires additional time to make appropriate disclosures.


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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

          David E. Bowe           469              374.6300
             (Name)           (Area Code)      (Telephone Number)


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(2)  Have all other periodic reports
     required under Section 13 or 15(d)
     of the Securities Exchange Act of
     1934 or Section 30 of the Investment
     Company Act of 1940 during the
     preceding 12 months been filed?       [ X ]  Yes   [   ]  No

     If answer is no, identify reports.


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(3)  Is it anticipated that any significant
     change in results of operations from
     the corresponding period for the last
     fiscal year will be reflected by the
     earnings statements to be included
     in the subject report or portion
     thereof?                              [ X ]  Yes   [  ]  No

     If so, attach an explanation of the
     anticipated change, both narratively
     and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                   ASCENDANT SOLUTIONS, INC.
          (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 15, 2001


                         By:  /s/  DAVID E. BOWE
                            ---------------------------------------
                         Name: David E. Bowe
                         Title: President and Principal Accounting Officer



                            ATTENTION
Intentional misstatements or omissions constitute Federal
Criminal Violations (see 18 U.S.C. 1001).

                           ATTACHMENT
                               TO
                   NOTIFICATION OF LATE FILING
                          OF FORM 10-Q
          FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001

                        ITEM PART IV(3)

    During the quarter ended June 30, 2001, the Registrant substantially reduced the size and scope of operations and significantly reduced the Registrant's work force. Therefore, results in operations from the corresponding period for the last fiscal year will be significantly different from the period in the subject Report. Registrant is unable to make a reasonable quantitative estimate of results until the appropriate accounting determinations are made, which resuls will be included in the Report as filed.